 EXECUTION COPY

MOTOR VEHICLE CONTRACTS PURCHASE AND SALE AGREEMENT

by and between

CONSUMER PORTFOLIO SERVICES, INC.,

as Seller/Servicer

and

CALT SPE, LLC,

as Purchaser

Dated as of September 26, 2008

TABLE OF CONTENTS

Page

ARTICLE I CERTAIN DEFINITIONS
Section 1.01	Definitions
Section 1.02	General.

ARTICLE II PURCHASE AND SALE OF CONTRACTS

Section 2.01	Purchase and Sale of Contracts, Certificates and Other Assets.
Section 2.02	Closing the Purchase and Sale.
Section 2.03	Deliverables at the Closing.
Section 2.04	Servicing Transfer.
Section 2.05	Payment of Aggregate Purchase Price; Purchase Price Adjustment.

ARTICLE III REPRESENTATIONS AND WARRANTIES
Section 3.01	Purchaser Representations and Warranties.
Section 3.02	[Reserved].
Section 3.03	Seller/Servicer’s Representations and Warranties
Section 3.04	Representations and Warranties Concerning Contracts.

ARTICLE IV ADDITIONAL AGREEMENTS
Section 4.01	Protection of Right, Title and Interest.
Section 4.02	Security Interests.
Section 4.03	Non-Solicitation.
Section 4.04	Chief Executive Office; Jurisdiction.
Section 4.05	Merger or Consolidation of the Seller/Servicer.
Section 4.06	[Reserved].
Section 4.07	Cooperation. .
Section 4.08	Further Assurances.
Section 4.09	Transfer Taxes.
Section 4.10	Unremitted Sales and Use Tax Collections. .
Section 4.11	Description of Seller/Servicer’s Auto Finance Business; Credit Life Policy Status.
Section 4.12	[Reserved].
Section 4.13	Servicing Transfer Reconciliation.
Section 4.14	Transfer of Date File.
Section 4.15	Delivery of Schedule A-2.

ARTICLE V SECURITIZATION TRANSACTIONS AND WHOLE LOAN TRANSFERS

Section 5.01	Notice of Securitization Transactions and Whole Loan Transfers.
Section 5.02	Agreement to Cooperate and Assist Purchaser with Securitization Transactions and Whole Loan Transfers.
Section 5.03	Obligations of Purchaser in Connection with Securitization Transactions and Whole Loan Transfers.
Section 5.04	Assignment of Purchaser’s Rights.

ARTICLE VI CONFIDENTIALITY

Section 6.01                                Confidentiality.
ARTICLE VII INDEMNIFICATION

Section 7.01	Survival of Representations and Warranties.
Section 7.02	Obligations of Seller/Servicer.
Section 7.03	Obligations of Purchaser.
Section 7.04	Notice and Opportunity to Defend.
Section 7.05	Exclusive Remedy.

ARTICLE VIII PRE-CLOSING COVENANTS

Section 8.01	Pre-Closing Covenants.

ARTICLE IX CONDITIONS TO CLOSING

Section 9.01	Conditions to Obligation of the Purchaser.
Section 9.02	Conditions to Obligation of the Seller/Servicer.
Section 9.03	Termination of Agreement.

ARTICLE X MISCELLANEOUS PROVISIONS

Section 10.01	Amendment.
Section 10.02	Successors and Assigns. .
Section 10.03	No Waivers; Cumulative Remedies.
Section 10.04	Notices.
Section 10.05	Headings and Cross-references
Section 10.06	Governing Law.
Section 10.07	Counterparts.
Section 10.08	Merger and Integration.
Section 10.09	Schedules, Exhibits and Annexes.
Section 10.10	General Interpretive Principles.
Section 10.11	UCC References.
Section 10.12	Costs and Expenses.
Section 10.13	Publicity and Reports..
Section 10.14	No Third Party Beneficiaries. .
Section 10.15	Effect of Termination.

EXHIBITS:

Exhibit A-1                                – Bill of Sale
Exhibit A-2                                – Assumption Agreement
Exhibit B                      – Forms of Contract
Exhibit C                      – Collection Policy
Exhibit D                      – UCC Information for Seller/Servicer
Exhibit E                      – Form of Power of Attorney

SCHEDULES:

Schedule A-1                                – Listing of Contracts (list of fields) prepared as of the Cut-Off Date
Schedule A-2                                – Listing of Contracts (list of fields) prepared as of the Closing Date
Schedule B                                – Form of Estimated Closing Statement
Schedule C                                – Lockboxes and Payment Instructions
Schedule D                                – Data File
Schedule E                                – Authority to do Business
Schedule F                                – Purchaser Statement (Section 4.06)
Schedule G                                – Closing Checklist
Schedule H                                – Image File
Schedule I                                – Definitions of Fields Used on Schedules A-1 and A-2
Schedule J                                – Customer Service Lines
Schedule K                                – Location of Custodial Files

MOTOR VEHICLE CONTRACTS PURCHASE AND SALE AGREEMENT

This MOTOR VEHICLE CONTRACTS PURCHASE AND SALE AGREEMENT is made as of the 26th day of September 2008, by and between CONSUMER PORTFOLIO SERVICES, INC., a California corporation (together with its successors and permitted assigns, the “Seller/Servicer” or “CPS”) and CALT SPE, LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Purchaser”).

WHEREAS, the Purchaser desires to purchase certain motor vehicle loan contracts from the Seller/Servicer, and the Seller/Servicer desires to sell such motor vehicle loan contracts to the Purchaser with the understanding that such sale effected hereby shall be “servicing released”;

WHEREAS, the Purchaser and the Seller/Servicer will execute this Agreement on the date hereof and consummate such sale on the Closing Date; and

NOW, THEREFORE, in consideration of the foregoing, other good and valuable consideration and the mutual terms and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01                                Definitions

As used in this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings:

“Affiliate” of any specified Person means any other Person controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing.

“Aggregate Principal Balance” means, as of any date of determination, an amount equal to the sum of the then Principal Balances of all Contracts.

“Aggregate Purchase Price” has the meaning given to such term in Section 2.05(a) of this Agreement.

 “Agreement” means this Motor Vehicle Contracts Purchase and Sale Agreement, dated as of September 26, 2008, by and between the Seller/Servicer and the Purchaser, as this agreement may be amended, modified or supplemented from time to time in accordance with its terms.

“Amount Financed” means with respect to a Contract, the amount advanced under such Contract toward the purchase price or refinancing of the Financed Vehicle and any related costs, including amounts advanced in respect of accessories, insurance premiums, service and warranty contracts, and the other items financed as part of the motor vehicle retail installment sale contracts.

“Ancillary Fees”  means, with respect to a Contract, any late fees, NSF fees, prepayment charges, extension fees or administrative fees paid by the Obligor under such Contract.

“Annual Percentage Rate” or “APR” means, with respect to a Contract, the annual percentage rate of finance charges or service charges stated in such Contract.

“Assumption Agreement” means the Assignment and Assumption Agreement attached to this Agreement as Exhibit A-2.

“Backup Servicer” means Systems & Services Technologies, Inc.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11. U.S.C. §§ 101 et seq., as amended.

“Bill of Sale” means the bill of sale attached to this Agreement as Exhibit A-1.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York, the State of California, Minneapolis, Minnesota, or any other city in which the principal executive offices of the Seller/Servicer, the Transferor or the Indenture Trustee, as the case may be, are located are authorized or obligated by law, executive order or governmental decree to be closed, or a day on which the bond markets in New York are closed for trading.

“Casualty” means, with respect to a Financed Vehicle, the total loss or destruction of such Financed Vehicle.

“Certificate of Title” means, with respect to a Financed Vehicle, an original Certificate of Title issued by the Registrar of Titles of the applicable state (other than any Non-Certificate of Title State), on which the lien of the Seller as secured party on the Financed Vehicle is recorded.

“Chargeoff” means (i) any Contract that has been deemed by the Servicer to be uncollectible and charged off, (ii) if the related Financed Vehicle has not been repossessed, any Contract for which 10% or more of a Scheduled Payment becomes more than 120 days delinquent, (iii) if the related Financed Vehicle has been repossessed, any Contract for which either (A) 10% or more of Scheduled Payment becomes more than 180 days delinquent or (B) 90 days have passed from the date of repossession, or (iv) any Contract the Obligor under which has filed for bankruptcy under Federal or state law and the Servicer has determined that its loss is known.

“Chattel Paper” has the meaning given to such term in Section 9-102(a)(11) of the UCC.

“Closing” has the meaning given to such term in Section 2.02 of this Agreement.

“Closing Date” means September 26, 2008 or such other date as may be mutually agreed upon by Purchaser and Seller/Servicer.

“Collection Period” means a calendar month in which Scheduled Payments, or portions thereof, are payable and/or received.

“Collection Policy” means the collection policy of the Seller/Servicer, which are the practices and procedures employed in the servicing of Contracts as of the Closing Date, as described in Exhibit C hereto.

“Collections Payment Amount” means an amount equal to all collections of Scheduled Payments and other amounts (including, without limitation, all Ancillary Fees and any amount payable to the Seller/Servicer under the Contracts as well as all sales and other proceeds of the Financed Vehicles under the Contracts) on the Contracts purchased by the Purchaser hereunder, to the extent such collections were received by the Seller/Servicer during the period from the opening of business on the date after the Cut-Off Date to the close of business on the Closing Date.

“Consumer Lender” means a Person that is licensed under applicable law to originate loans to natural persons resident in one or more of the United States of America and authorized by Seller/Servicer to participate in its direct lending program, but shall not include Seller/Servicer or any of its Affiliates.

“Contract” means each motor vehicle retail installment sale contract or an installment promissory note and security agreement with respect to a Financed Vehicle that appears on the List of Contracts on Schedule A hereto, including all Supporting Obligations with respect to such Contract.

“Custodial File” means, with respect to a Contract, a file containing the following documents or instruments with respect to such Contract:  (i) the fully executed original of each Contract; (ii) if such Contract was not originated in a state in which the Obligor may maintain possession of the Certificate of Title, the original Certificate of Title with respect to the related Financed Vehicle; and (iii) if such Contract was originated in a state that provides the Obligor may maintain possession of the Certificate of Title and the Seller/Servicer does not maintain possession of the Certificate of Title, the lien certificate showing the Seller/Servicer as sole lienholder; provided, that if the original Certificate of Title or lien certificate has not yet been received, a copy of the application therefor showing the Seller as secured party or a dealer guaranty of title shall suffice for purposes of clauses (i) and (ii).

“Custodian” means Wells Fargo Bank, National Association, in its capacity as custodian under the Transfer and Servicing Agreement.

“Cram Down Loss” means, with respect to a Contract, if a court of appropriate jurisdiction in an insolvency proceeding shall have issued an order reducing the amount owed on such Contract or otherwise modifying or restructuring the Scheduled Payments to be made on such Contract, an amount equal to the excess of the Principal Balance of such Contract immediately prior to such order over the Principal Balance of such Contract as so reduced by such court order.  For purposes of this Agreement, “Cram Down Loss” shall be deemed to have occurred with respect to a Contract when all of the following shall have occurred:  (i) a court shall have issued an order of the type set forth above, (ii) the related Chapter 13 reorganization plan has been confirmed by such court, and (iii) the related Obligor is current with the terms of the related Chapter 13 reorganization plan.

“Cut-Off Date” means the close of business on August 31, 2008.

“Data File” means, with respect to each Contract, an electronic systems data file that provides information for each item listed on Schedule D hereto, to the extent that the Seller/Servicer maintains such items in its electronic systems data file for a given Contract.

“Dealer” means the dealer which sold a Financed Vehicle related to a Contract and which originated or assisted in the origination of such Contract under a Dealer Agreement.

“Dealer Agreement” means any agreement and, if applicable, assignment under which Contracts were originated by or through a Dealer and sold to the Seller/Servicer or an Affiliate of the Seller/Servicer.

“Dealer Contract” means a Contract that was purchased by the Seller/Servicer from the Dealer that sold the related Financial Vehicle to the related Obligor.

“Dollars”  means the lawful currency of the United States of America.

“Due Date” means, with respect to each payment under a Contract, the day set forth in the Contract, or as otherwise modified by the Servicer in accordance with the Collection Policy and provided in the Servicing File relating to such Contract as the date on which such payment under that Contract is scheduled to be made.

“Eligible Contract” shall mean a Contract for which each representation and warranty set forth in Section 3.04 is true and correct.

“Estimated Closing Statement” means  a schedule to be delivered to the Purchaser by the Seller/Servicer pursuant to Section 2.04(b) in substantially the form attached hereto as Schedule B.

“Excluded Assets” has the meaning given to such term in Section 2.01(b) of this Agreement.

“Final Closing Statement” has the meaning given to such term in Section 2.04(b) of this Agreement.

“Financed Vehicle” means a new or used automobile, together with any and all non-severable appliances, parts, instruments, accessories, furnishings, other equipment, accessions, additions, improvements, substitutions and replacements from time to time in or to such vehicle, that has or had been pledged by the related Obligor as collateral security for such Contract.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency, intermediary, carrier or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Image File” means, with respect to each Contract, an electronic system data file that provides information for each item listed on Schedule H hereto.

“Indemnified Party” has the meaning given to such term in Section 7.04 hereof.

“Indemnifying Party” has the meaning given to such term in Section 7.04 hereof.

“Indenture” means, collectively, the Master Indenture and the Indenture Supplements.

“Indenture Supplement” shall mean, with respect to any Series, the related Indenture Supplement, as the same may be amended, supplemented or otherwise modified from time to time.

“Indenture Trustee” shall mean Wells Fargo Bank, National Association, in its capacity as indenture trustee under the Indenture, its successors in interest and any successor indenture trustee under the Indenture.

“Independent Accountants” means McGladrey and Pullen LLP, or other accounting firm acceptable to the Purchaser, so long as, in such case, such firm (i) is in fact independent with respect to the Seller/Servicer and (ii) qualifies as “independent” under all rules, guidelines and pronouncements of each of the American Institute of Certified Public Accountants, the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002.

“Instrument” has the meaning given to such term in Section 9-102(a)(47) of the UCC.

“Insurance Policy” means, with respect to a Contract, the policy of physical damage and all other insurance covering the Financed Vehicles or the Obligors (other than VSI Insurance or Residual Value Insurance).

“Investor Representative” shall mean, initially, CIGPF I Corp. and, thereafter, any successor Investor Representative in accordance with the Transfer and Servicing Agreement.

“Issuer” shall mean Auto Loan Trust, a Delaware statutory trust, and its successors and permitted assigns.

“Law” means any constitutional provision, statute, ordinance or other law, or regulation of any Governmental Entity and any Order.

“Lien” means, with respect to a Contract, a security interest, lien, charge, pledge, equity or encumbrance of any kind other than tax liens, mechanics’ liens, and any liens which attach by operation of law.

“List of Contracts” means the listing of all the Contracts and certain specified information (i) as of the Cut-Off Date in the form of Schedule A-1 hereto and (ii) as of the Closing Date in the form of Schedule A-2 hereto.  The various fields included on Schedule A-1 and Schedule A-2 are defined on Schedule I hereto.

“Lockbox” means a post office box or other similar arrangement to which the Obligors have been instructed to remit Scheduled Payments, which shall initially be located at P.O. Box 98742, Phoenix, Arizona 85038-0742.

“Losses” means, with respect to a Purchaser Indemnified Party or a Seller/Servicer Indemnified Party, as the case may be, the excess of (x) all losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) actually suffered or incurred by such Person, over (y) the aggregate amount of excess monies actually received by such Person due to the errors or mistakes by the applicable Indemnifying Person; provided that it shall not include (i) any indirect, consequential or punitive damages (the Purchaser agrees that it will not initiate any punitive claims except for cross-claims) of any Indemnified Party, including damages for lost profits and lost business opportunities, or (ii) any Losses to the extent covered by insurance insuring any Indemnified Party with respect thereto or otherwise recoverable from Third Parties Claims, but not excluding any portion of such Loss that would pursuant to the terms of such insurance or other arrangement ultimately be borne by any Indemnified Party relating to, resulting from or arising out of any deductible or other like arrangement).

“Master Indenture” shall mean the Master Indenture, dated as of September 26, 2008, among the Issuer, the Indenture Trustee and CPS, as Servicer, as the same may be amended, supplemented or otherwise modified from time to time.

“Non-Certificated Title States” means the States of Arizona, Kansas, Kentucky, Maine, Maryland, Michigan, Minnesota, Montana, New York, Oklahoma, Wisconsin, Wyoming and such other States in which the applicable Department of Motor Vehicles or similar authority issues evidence of title to a Financed Vehicle in a non-certificated form.

“Obligor” means the purchaser or the co-purchasers of the Financed Vehicle or any other Person who owes payments under a Contract.  The phrase “payment made on behalf of an Obligor” shall mean all payments made with respect to a Contract except payments made by the Seller/Servicer or a servicer acting on behalf of the Seller/Servicer.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ.

“Originator” means the Person that originated a Contract or, in the case of a Contract originated by a Dealer and purchased by the initial lender under that Contract, the Person that purchased such Contract from such Dealer.

“Paid Ahead Amounts” means any payments received by, or on behalf of, the Seller/Servicer, to the extent that such payments constitute installments of Scheduled Payments that are due in a subsequent Collection Period.

“Person” means any individual, corporation, limited liability company, estate, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Post Closing Payment Event” shall have the meaning set forth in the Section 2.04(d) of this Agreement.

“Post Closing Payments” shall have the meaning set forth in the Section 2.04(d) of this Agreement.

“Pricing Letter” means that certain letter agreement, dated as of September 26, 2008, between CIGPF I Corp. and Consumer Portfolio Services, Inc. in respect of the calculation of the Aggregate Purchase Price.

“Principal Balance” means, as of the close of business on any date of determination, the Amount Financed minus the sum of (A) that portion of all Scheduled Payments and any full or partial prepayments in respect of such Contract received on or prior to such date and allocable to principal as determined by the Seller/Servicer and (B) any Cram Down Loss in respect of such Contract.  For purposes of this definition, allocations between interest and principal of the Scheduled Payment on each Contract shall be made in accordance with the terms of such Contract.

“Proceeds” has the meaning given to such term in Section 9-102(a)(64) of the UCC.

“Purchaser” shall have the meaning set forth in the first paragraph of this Agreement.

“Purchaser Indemnified Party” has the meaning given to such term in Section 7.02 of this Agreement.

“Purchaser Obligations” shall have the meaning set forth in Section 2.01(c) of this Agreement.

“Registrar of Titles” means the agency, department or office having the responsibility for maintaining records of titles to motor vehicles in the jurisdiction in which a particular Financed Vehicle is registered.

“Related Contract Assets” means the items listed in (a) clauses (ii) through (ix) of Section 2.01(a).

“Related Documents” means this Agreement, the Assignment and Assumption Agreement, the Bill of Sale and all of the documents listed on the closing list attached as Schedule F hereto.

“Repurchase Price” shall have the meaning given to such term in Section 2.05(e).

“Requirements of Law” shall mean, for any Person, (a) any certificate of incorporation, certificate of formation, articles of association, bylaws, limited liability company agreement, or other organizational or governing documents of that Person and (b) any law, treaty, statute, regulation, or rule, or any determination by a Governmental Authority or arbitrator, that is applicable to or binding on that Person or to which that Person is subject.  This term includes, without limitation, usury laws, the Exchange Act, the Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System.

“Rule of 78's Contract” means a Contract whereby the portion of a Scheduled Payment that is allocated to the payment of interest on a Contract is equal to the product of (i) a fraction (measured as of such date of determination), the numerator of which is Rterm of such Loan Contract and the denominator of which is the Fractional Interest Portions of such Contract (measured as of such date of determination), and (ii) the Original Unearned Interest of such Contract.  The remaining amount of the Scheduled Payment, after deducting the portion thereof allocable to the payment of interest, is used to reduce the Principal Balance of such Contract.

For purposes of applying the above formula, the following terms shall have the meanings set forth below:

“Original Gross Balance”  means, with respect to a Contract, the sum, measured as of the date of origination of such Contract, of all Scheduled Payments with respect to such Contract.

“Original Unearned Interest”  means, with respect to a Contract, the Original Gross Balance of such Contract minus the Principal Balance of such Contract on such date of origination.

“Oterm”  means, with respect to a Contract, the number of Scheduled Payments before application of any periods payment (measured from the origination date of such Contract).

“Rterm” means, with respect to a Contract, the number of remaining Scheduled Payments before application of the current periods payment.

“Fractional Interest Portions”  means, with respect to a Contract, the sum of the number 1 through the Oterm (e.g. for a 12 month loan 1+2+3….12 = 78).

“Scheduled Payment” means, with respect to a Collection Period, that portion of the payment that the Obligor is contractually obligated to make during such Collection Period.

“Section 341 Contract” means a Contract, the Obligor of which has completed a Section 341 Meeting as of the Cut-Off Date.

“Section 341 Meeting” means a meeting held pursuant to Section 341(a) of the United States Bankruptcy Code (as the same may be amended from time to time).

 “Securitization Transaction” means a transaction having the following attributes: (i) the sale, pledge or transfer of some or all of the Contracts and/or other Sold Assets by the Purchaser or an Affiliate of the Purchaser to a trust or other special purpose entity, and (ii) either of the following: (x) the issuance of asset-backed securities by such trust or other special purpose entity as part of an asset-backed securities transaction that is marketed in the name of the Purchaser or an Affiliate of the Purchaser in the term market, or (y) the funding of the Contracts by a “multi-seller” special purpose entity established for the purpose of funding financial assets such as the Contracts primarily through the issuance of commercial paper in the asset-backed commercial paper market.

“Seller/Servicer” means Consumer Portfolio Services, Inc., in its capacity as seller hereunder and, prior to the Closing Date, servicer of the Contracts.

“Seller/Servicer Indemnified Party” has the meaning given to such term in Section 7.03 of this Agreement.

“Service Contract” means, with respect to a Financed Vehicle, any third-party service contracts entered in by, or on behalf of, the Seller/Servicer.

“Servicing File” means, with respect to a Contract, a file containing the following documents or instruments with respect to such Contract:  (i) a true and correct copy of the fully executed original of each Contract; (ii) the original credit application, or a physical or electronic copy thereof; (iii) if such Contract was not originated in a state in which the Obligor may maintain possession of the Certificate of Title, a true and correct copy of the original Certificate of Title with respect to the related Financed Vehicle; (iv) if such Contract was originated in a state that provides the Obligor may maintain possession of the Certificate of Title and the Seller/Servicer does not maintain possession of the Certificate of Title, a true and correct copy of the lien certificate showing the Seller/Servicer as sole lienholder, provided, that if the original Certificate of Title or lien certificate has not yet been received, a copy of the application therefor showing the Seller as secured party or a dealer guaranty of title shall suffice for purposes of clauses (iii) and (iv); (v) any agreement(s) modifying the Contract (including, without limitation, any extension agreement(s)); (vi) a copy of the contract for any supplemental warranty purchased with respect to the Financed Vehicle; (vii) acceptable vehicle valuation documentation consisting of the dealer invoice or sticker for new cars and reference to the most recently published National Automobile Dealers Association Used Car Price Guide or Kelly Blue Book or similar vehicle valuation document, based on year, make and model of the related Financed Vehicle for used cars and (viii) any documents specifically relating to the Obligor or the Financed Vehicle maintained by the Seller/Servicer or its designee in its Servicing Files as of the date hereof.  The documents referred to above may be maintained in microfiche or electronic form.

“Servicing Standard” has the meaning given to such term in the Transfer and Servicing Agreement.

“Simple Interest Contract” means a Contract under which the portion of the payment allocable to interest and the portion allocable to principal is determined in accordance with the Simple Interest Method.

“Simple Interest Method” means the method of allocating a fixed level payment between principal and interest, pursuant to which the portion of such payment that is allocated to interest is equal to the product of the APR multiplied by the unpaid balance multiplied by the period of time (expressed as a fraction of a year, based on the actual number of days in the calendar month and a year of 365 days) elapsed since the preceding payment of interest was made and the remainder of such payment is allocable to principal.

“Skip Automobile Contract” means a Contract (i) which is delinquent as of the Closing Date; and (ii) where Seller/Servicer (a) has concluded that the address or telephone number of the related Obligor maintained by Seller/Servicer as of the Closing Date is incorrect and Seller/Servicer has not been able to obtain revised contact information for such Obligor and (b) has designated the status of the Contract as “A07” or “F07” in accordance with its servicing procedures.

“Sold Assets” means, collectively, (i) the Contracts, (ii) the Related Contract Assets and (iii) all other items identified in Section 2.01(a) hereof.

“Supporting Obligation” has the meaning given to such term in Section 9-102(a)(77) of the UCC.

“Tax Return” means any report, return, document, statement, declaration or other information filed with respect to any Taxes (including any schedules attached thereto), and any claims for refund of Taxes, including any amendments or supplements to any of the foregoing, with any Taxing Authority.

“Taxes” means any and all taxes, fees, levies or other assessments, including, without limitation, federal, state, local, or foreign income, gross receipts, transfer, gains, inventory, custom, duty, excise, real or personal property, sales, withholding, social security, occupation, use, service, value added, license, net worth, payroll, franchise or similar taxes, imposed by any Taxing Authority together with any interest, penalties or additions to tax and additional amounts imposed with respect thereto.

“Taxing Authority” means any Governmental Entity responsible for the imposition or collection of any Taxes.

“Term” means the time period beginning on the Closing Date and ending on the maturity date of the last maturing Contract.

“Third Party Claims” has the meaning given to such term in Section 7.04 of this Agreement.

“Title Documents” means, with respect to any Financed Vehicle, the Certificate of Title for, or other evidence of ownership including, without limitation, a lien certificate of such Financed Vehicle, issued by the Registrar of Titles (or in the case of a lien certificate the office of Secretary of State) in the jurisdiction in which such Financed Vehicle is registered.

“Transfer and Servicing Agreement” shall mean the Transfer and Servicing Agreement, dated as of September 26, 2008, among the Transferor, the Seller/Servicer, the Issuer, the Indenture Trustee, the Custodian and the Investor Representative, as the same may be amended, supplemented or otherwise modified from time to time, and shall include for all purposes the “Servicing Annex” attached thereto and made a part thereof.

“Transfer Taxes” has the meaning given to such term in Section 4.08 of this Agreement.

“UCC” means the Uniform Commercial Code as in effect in the respective jurisdiction.

“VSI Insurance” means any vendor single interest insurance policies issued to the benefit of the Seller/Servicer at the time a Contract was originated.

 “Whole Loan Transfer” means any sale or transfer of (including the sale of a participation or other interest in) some or all of the Contracts and/or other Sold Assets by the Purchaser to a third party, which sale or transfer is not a Securitization Transaction.

Section 1.02                                General.

For the purpose of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and Section references refer to Sections of this Agreement.  Unless otherwise specified herein, all calculations of interest payable by a party to this Agreement shall be calculated on the basis of actual number of days elapsed in a year comprised of three hundred sixty (360) days, consisting of twelve months each having thirty (30) days.

ARTICLE II

PURCHASE AND SALE OF CONTRACTS

Section 2.01                                Purchase and Sale of Contracts, Certificates and Other Assets.

(a)  Transfer of Contracts and other Assets.  Subject to the terms and conditions hereof, in consideration of the delivery by the Purchaser to, or upon the order of, the Seller/Servicer of the Aggregate Purchase Price on the Closing Date and the assumption on the Closing Date by the Purchaser of the Purchaser Obligations pursuant to Section 2.01(c), the Seller/Servicer shall sell, transfer, assign and otherwise convey to the Purchaser on the Closing Date, all the right, title and interest of the Seller/Servicer in, to and under:

(i)	the Contracts and all the rights and benefits arising from and in connection with each Contract (including, without limitation, (A) all Scheduled

Payments and other amounts received with respect to the Contracts from the opening of business on the day after the Cut-Off Date, (B) the Collections Payment Amount and (C) the right to service such Contracts);

(ii)	the security interests in the Financed Vehicles granted by the related Obligors and any accessions thereto made pursuant to and in accordance with the Contracts;

(iii)	all security deposits and other collateral provided by an Obligor as collateral security for its obligation under the related Contract;

(iv)	all rights of the Seller/Servicer to proceeds from Insurance Policies covering individual Financed Vehicles, the Obligors or the Contracts;

(v)	all Lockboxes maintained by, or on behalf of, the Seller/Servicer with respect to the Contracts;

(vi)	all Instruments, Chattel Paper, Certificates of Title, lien certificates and other documents contained in the Custodial Files and Servicing Files relating to the Contracts;

(vii)	the Data File and the Image File;

(viii)	the right to recover any Cram Down Losses;

(ix)	all Service Contracts; and

(x)	all Proceeds of the foregoing.

(b)  Notwithstanding the terms of Section 2.01(a), the Seller/Servicer shall not sell, transfer, assign or otherwise convey to the Purchaser, and the Purchaser shall not purchase, and the Sold Assets shall not include, (i) any right, title or interest in and to any assets other than those specifically included in the definition of Sold Assets or (ii) without diminishing the “servicing released” nature of the Purchaser’s acquisition of the Sold Assets, servicing compensation earned by Seller/Servicer, and other rights of the Seller/Servicer, as servicer under the Transfer and Servicing Agreement, the applicable Indenture Supplements and any other agreement providing compensation rights to the Seller/Servicer as Servicer (the assets described in clauses (i) and (ii), collectively, the “Excluded Assets”).  For the avoidance of doubt, the Excluded Assets shall include, without limitation: (i) any Contract that is not an Eligible Contract, (ii) any Dealer Agreements (and any rights and benefits arising therefrom) and (iii) any Tax Returns (except to the extent relating to the Contracts) and any books or records relating to Taxes of the Seller/Servicer and any of its Affiliates, representatives and agents.  The Purchaser agrees that it shall promptly return any Excluded Assets to the Seller/Servicer if any such Excluded Assets are delivered to the Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

On the Closing Date, the Purchaser shall assume and shall pay, perform or otherwise discharge, the following obligations with respect to the Sold Assets (collectively, the “Purchaser Obligations”):

(i)	all obligations of the Seller/Servicer arising on or after the Closing Date to Obligors or to perform under Contracts; and

(ii)	all liabilities arising on or after the Closing Date associated with the ownership of the Financed Vehicles.

Notwithstanding the terms of this Section 2.01(c), other than the Purchaser Obligations, the Purchaser shall not assume any liability or obligation of the Seller/Servicer arising on or after the Closing Date, including, without limitation, any liability or obligation under any Dealer Agreement.

(c)  Except as specifically provided in Article VII of this Agreement or under any of the Related Documents, all transfers of Sold Assets on the Closing Date pursuant to this Agreement shall be without recourse to the Seller/Servicer or any of its respective Affiliates; it being understood that the Seller/Servicer or any of its respective Affiliates shall, subject to the limitations set forth in Article VII hereof, be liable to the Purchaser for indemnities relating to all representations, warranties and covenants made by the Seller/Servicer pursuant to the terms of this Agreement, all of which obligations are further limited so as not to constitute credit recourse to the Seller/Servicer or any of its Affiliates for the Obligors under the Contracts.

(d)  The Seller/Servicer and the Purchaser intend the transfer of Sold Assets on the Closing Date to be a “true sale” by the Seller/Servicer to the Purchaser that is absolute and irrevocable and that provides the Purchaser with the full benefits of ownership of the Sold Assets, and neither the Seller/Servicer nor the Purchaser intend the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from the Purchaser to the Seller/Servicer.  Furthermore, it is neither the intention of the Purchaser nor the Seller/Servicer that the conveyance of the Sold Assets by the Seller/Servicer be deemed a grant of a security interest in the Sold Assets by the Seller/Servicer to the Purchaser to secure a debt or other obligation of the Seller/Servicer.  However, in the event and to the extent that, notwithstanding the intent of the parties hereto, any Sold Asset is considered by a court of competent jurisdiction to be property of the Seller/Servicer’s estate, then (i) this Agreement also shall be deemed to be and shall be a security agreement within the meaning of applicable Law, and (ii) the conveyance by the Seller/Servicer provided for in this Agreement shall be deemed to be a grant by the Seller/Servicer to the Purchaser of, and the Seller/Servicer will grant to the Purchaser on the Closing Date, a security interest in and to all of the Seller/Servicer’s right, title and interest in, to and under the Sold Assets, whether now or hereafter existing or created, to secure (1) the rights of the Purchaser hereunder, (2) a loan by the Purchaser to the Seller/Servicer in an amount equal to the Aggregate Purchase Price and (3) without limiting the foregoing, the payment and performance of the Seller/Servicer’s obligations (whether monetary or otherwise) hereunder.  The Seller/Servicer and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Sold Assets, such security interest would be deemed to be a perfected security interest of first priority in favor of the Purchaser under applicable Law and will be maintained as such throughout the Term of this Agreement.

(e)  The Purchaser will acquire the Sold Assets on the Closing Date on a servicing-released basis.  Consistent with the foregoing, as between the parties to this Agreement, following the Closing, the Purchaser shall have the sole right to service, administer and collect the Sold Assets and to assign and/or delegate such right to any Person and, except as specifically set forth herein, the Seller/Servicer or any of its respective Affiliates shall have no obligation to service, administer or collect the Sold Assets after the Closing Date.

(f)  Except as set forth in Section 4.06, the Purchaser shall have no obligation to account to the Seller/Servicer or any of its Affiliates for the Sold Assets.  The Purchaser shall have no obligation to account for, or to return Scheduled Payments on, or with respect to, a Sold Asset, or any interest or other finance charge collected pursuant thereto, to the Seller/Servicer or any of its Affiliates, irrespective of whether such collections and charges are in excess of the amount paid for such Sold Asset.  The Purchaser shall have the sole right to retain any gains or profits created by buying, selling or holding the Sold Assets and shall have the sole risk of and responsibility for losses or damages created by such buying, selling or holding.

(g)  The Purchaser shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with all of the Purchaser’s right, title and interest in and to the Sold Assets in whole or in part on whatever terms the Purchaser shall determine.

(h)  Except for the Purchaser Obligations, the Purchaser shall have no obligation or liability under any agreement included in the Sold Assets.  No obligation or liability other than the Purchaser Obligations is intended to be assumed by the Purchaser hereunder, and any such assumption is expressly disclaimed.

Section 2.02                                Closing the Purchase and Sale.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. (Eastern Time) on the Closing Date at the offices of Orrick, Herrington & Sutcliffe LLP located at 666 Fifth Avenue, New York, New York 10103, or at such other place and/or time as the Purchaser and the Seller/Servicer may reasonably agree.

Section 2.03                                Deliverables at the Closing.

The following documents will be delivered prior to or at the Closing:

(a)  Andrews Kurth LLP, as counsel to the Seller/Servicer, shall furnish to the Purchaser their written opinion, addressed to the Purchaser and dated the Closing, regarding the enforceability of each of the Seller/Servicer’s obligations under certain of the Related Documents;

(b)  The Seller/Servicer shall deliver the List of Contracts, as set forth on Schedule A-1 hereto, setting forth the applicable information as of the Cut-Off Date;

The Seller/Servicer shall deliver such other documents, instruments and certificates required to be delivered by it pursuant to Section 9.01 of this Agreement; and

(c)  The Purchaser shall deliver such other documents, instruments and certificates required to be delivered by it pursuant to Section 9.02 of this Agreement.

The foregoing opinion letter shall be in form and substance reasonably satisfactory to the addressees thereof.

Section 2.04                                Servicing Transfer.  The Seller/Servicer and the Purchaser agree that the Contracts shall be sold on the Closing Date on a “servicing-released” basis.  On the Closing Date, CPS shall enter into the Transfer and Servicing Agreement, pursuant to which CPS shall assume servicing responsibilities related to the Contracts.  At any time after the Closing Date, Investor Representative, on behalf of the Issuer, may remove CPS as servicer of the Contracts and assign Backup Servicer as primary active servicer thereof, subject to and in accordance with the terms and conditions of the Transfer and Servicing Agreement.

Section 2.05                                Payment of Aggregate Purchase Price; Purchase Price Adjustment.

(a)           Purchaser must pay to Seller/Servicer the purchase price described in the Pricing Letter (the “Aggregate Purchase Price”) in return for the related Purchased Assets.

The Aggregate Purchase Price shall be calculated based on the Aggregate Principal Balance of the Contracts set forth on Schedule A.  This Aggregate Purchase Price is payable by Purchaser to Seller/Servicer first, to the extent that Purchaser has cash available therefor in immediately available funds on the Closing Date and second by Seller/Servicer making and Purchaser accepting a contribution to Purchaser’s capital in an amount equal to the portion of the Aggregate Purchase Price not paid in cash pursuant to clause “first” above.

(b)           On or before September 26, 2008, the Seller/Servicer shall deliver to the Purchaser the Estimated Closing Statement, together with all other documentation necessary to support the components set forth therein. Thereafter, from the date of initial delivery thereof to and including the Closing Date, the Seller/Servicer and the Purchaser shall amend such Estimated Closing Statement on a mutually agreeable basis in order to reflect the reconciliations or discussions with respect thereto. On the Closing Date, the Purchaser shall pay Seller/Servicer the Aggregate Purchase Price (excluding any adjustment payments, if any, payable pursuant to Section 2.04(d)) based on the Estimated Closing Statement.  Payment to Seller/Servicer to be made in cash on the Closing Date shall be made by a wire transfer in immediately available funds to an account designated in writing by Seller/Servicer.  As promptly as practicable, but in any event within sixty (60) days following the Closing Date, the Seller/Servicer shall deliver to the Purchaser a statement (the “Final Closing Statement”) indicating the actual amounts for the items included in the Estimated Closing Statement, with such amounts being calculated in a manner consistent with the calculation of such amounts on the Estimated Closing Statement.  The Final Closing Statement delivered by the Seller/Servicer to the Purchaser shall be deemed to be, and shall be, final, binding and conclusive, absent manifest error, on the parties hereto.

(c)           Within ten (10) Business Days following the delivery of the Final Closing Statement pursuant to this Section 2.04, the adjustment payments, if any, payable pursuant to

(d)

Section 2.05(d) shall be paid by wire transfer of immediately available funds to a bank account designated by the Seller/Servicer or the Purchaser, as the case may be.

(e)           The Purchaser shall make an adjustment payment to the Seller/Servicer in an amount equal to the amount if any, that the Aggregate Purchase Price on the Final Closing Statement is greater than the Aggregate Purchase Price on the Estimated Closing Statement, or the Seller/Servicer shall make an adjustment payment to the Purchaser in an amount equal to the amount if any, that the Aggregate Purchase Price on the Final Closing Statement is less than the Aggregate Purchase Price on the Estimated Closing Statement.

(f)           In the event that either party determines after the date on which the Final Closing Statement is delivered that a Contract should not have been categorized as an Eligible Contract for purposes of calculating the Aggregate Purchase Price, then the parties agree that a further adjustment to the Aggregate Purchase Price shall be made and, in such event, Seller/Servicer shall pay to Purchaser an amount (the “Repurchase Price”) equal to the sum of (i) the product of the Purchase Price Percentage (as defined in the Pricing Letter) and the Principal Balance of such Contract and (ii) all related due and owing Finance Charges for such Contract as of the date of such repurchase, and the Purchaser shall return or cause to be returned to the Seller/Servicer or its designee the related Custodial File and Servicing File, free and clear of any and liens.  Under no circumstances shall Purchaser be obligated to pay Seller/Servicer any amounts pursuant to the foregoing..

Each of the above events shall be a “Post Closing Payment Event” and the amounts determined above may be netted together to result in either a net amount due to the Seller/Servicer or a net amount due to the Purchaser.

Any party with knowledge of any facts relating to any Post Closing Payment Event shall provide, or cause to be provided, to the other parties written notice and supporting documentation (to the extent available to such party) in a monthly request.  The Purchaser or the Seller/Servicer, as the case may be, shall, within five (5) Business Days after receipt of such monthly request, reimburse the other party, in immediately available funds, for the amount of said adjustment.  Notwithstanding the foregoing, the parties agree that this Section 2.04(d) shall be implemented fairly and equitably so as to avoid the double payment or failure to pay any amount which would result in the unjust enrichment of any party pursuant to the terms hereof.  The payments to be made by the Seller/Servicer or the Purchaser under this Section 2.04(d) shall be referred to as the “Post Closing Payments.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01                                Purchaser Representations and Warranties.

In order to induce the Seller/Servicer to enter into this Agreement and to sell the Sold Assets, the Purchaser makes the following representations and warranties to the Seller/Servicer, which representations and warranties shall be declared automatically made and stated on the Closing Date and will also be correct and complete as of the Closing Date, and the Seller/Servicer shall be declared to have relied upon such representations and warranties regardless of any independent investigation and/or review now, heretofore or hereafter made by the Seller/Servicer, its attorneys or agents and regardless of any opportunity for any such investigation or review:

(a)  Organization and Good Standing.  The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the organizational power to own its assets and to transact the business in which it is currently engaged.

(b)  Due Authorization.  The Purchaser has the power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated under this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.  When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies.

(c)  No Agent.  No Person acting as agent on behalf of the Purchaser or any of its Affiliates in connection with the negotiation, execution and performance of this Agreement or the transactions contemplated hereby is or will be entitled to any finder’s or similar fee or other commissions as a result of this Agreement or the transactions contemplated by this Agreement.

Section 3.02                                [Reserved].

Section 3.03                                Seller/Servicer’s Representations and Warranties.

In order to induce the Purchaser to enter into this Agreement and to purchase the Sold Assets from the Seller/Servicer, the Seller/Servicer makes the following representations and warranties to the Purchaser, which representations and warranties shall be declared automatically made and stated on the Closing Date and will also be correct and complete as of the Closing Date, and the Purchaser shall be declared to have relied upon such representations and warranties on the Closing Date regardless of any independent investigation and/or review now, heretofore or hereafter made by the Purchaser, its attorneys or agents and regardless of any opportunity for any such investigation or review:

(a)  Organization and Good Standing.  The Seller/Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Seller/Servicer has the power to own its assets and to transact the business in which it is currently engaged and has, and has had at all relevant times, power, authority and legal right to originate or acquire and service the Contracts and to own or sell the Sold Assets.  Except as set forth on Schedule E hereto, the Seller/Servicer is duly qualified to transact business, and has obtained all applicable licenses and approvals and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification or license, except where the failure to obtain such license or approval would not have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of the Seller/Servicer.

(b)  Due Authorization.  The Seller/Servicer has the power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated under this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.  When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Seller/Servicer enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies.

(c)  No Consent Required.  The Seller/Servicer is not required to obtain the consent of any other party or any consent, license, approval or authorization from, or registration or declaration with, any Governmental Entity or any other Person (which for the purpose of this Section 3.02(c) shall include any filings or expiration of waiting periods under the Hart-Scott-Rodino Act) in connection with the execution, delivery, performance, validity or enforceability of this Agreement the failure of which so to obtain would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of the Seller/Servicer or on its ability to consummate the transactions contemplated by this Agreement.

(d)  No Violations.  The execution, delivery and performance of this Agreement by the Seller/Servicer will not violate any provision of any existing Law or regulation or any Order of any court or the charter or bylaws of the Seller/Servicer, or constitute a material breach of any mortgage, indenture, contract or other agreement (other than any Contract) to which the Seller/Servicer or any of its Affiliates is a party or by which the Seller/Servicer or any of its Affiliates may be bound.

(e)  No Proceedings.  There are no proceedings or investigations pending, or to the knowledge of the Seller/Servicer after due inquiry, threatened, against the Seller/Servicer, or over any of the Sold Assets before any Governmental Entity or arbitrator: (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that might materially and adversely affect the performance by the Seller/Servicer, of its obligations under, or the validity or enforceability of, this Agreement.

(f)  Solvency.  The transactions contemplated by this Agreement are being consummated by the Seller/Servicer with no contemplation of insolvency and no intent to hinder, delay or defraud any of its present or future creditors, and the Seller/Servicer has received fair consideration having value reasonably equivalent or in excess of the value of the Contracts and the other Sold Assets and the performance of the Seller/Servicer’s obligations hereunder.  Both immediately before and immediately after the transactions contemplated by this Agreement, (a) the Seller/Servicer was or will be solvent and will not become insolvent and will have adequate capital to conduct its business after giving effect to the transactions contemplated in this Agreement and was or will be paying its debts as they become due and (b) the sum of the Seller/Servicer’s assets was or will be greater than the sum of its debts and in excess of the amount that will be required to pay its probable liabilities as they then exist and as they become absolute and matured.

(g)  No Agent.  No Person acting on behalf of the Seller/Servicer or any of its Affiliates in connection with the negotiation, execution and performance of this Agreement or the transactions contemplated hereby is or will be entitled to any finder’s or similar fee or other commissions as a result of this Agreement or the transactions contemplated by this Agreement.  Any such fees will be for the account of the Seller/Servicer (and not the Purchaser) who shall pay such fees on the Closing Date.

(h)  Bulk Sales Act.  No transaction contemplated by this Agreement or any other Related Document to which the Seller/Servicer is a party requires compliance with, or will be subject to avoidance under, any bulk sales act or similar law.

(i)  Approvals.  All authorizations, orders and approvals of, or other action by, any Governmental Entity or other Person that are required to be obtained by the Seller/Servicer, and all notices to and filings with any Governmental Entity or other Person that are required to be made by it (which for purposes of this Section 3.02(i) shall include any filings or expiration of waiting periods under the Hart Scott Rodino Act), in the case of each of the foregoing in connection with the conveyance of Sold Assets or the due execution, delivery and performance by the Seller/Servicer of this Agreement or any other Related Document to which it is a party and the consummation of the transactions contemplated by this Agreement, have been obtained or made (or will be obtained or made) prior to the Closing Date and are in full force and effect, except where the failure to obtain or make any such authorization, consent, order, approval, action, notice or filing, individually or in the aggregate, would not have a material adverse effect on the ability of the Seller/Servicer to consummate the transactions contemplated by this Agreement.

(j)  Investment Company Act.  Neither the Seller/Servicer, nor any of the Seller/Servicer’s subsidiaries, is registered or required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

(k)  Taxes.  The Seller/Servicer has filed or caused to be filed all material tax returns and reports required by law to have been filed by it with respect to any Sold Assets and has paid all material taxes, assessments and governmental charges thereby shown to be owing with respect to any Sold Assets, except any such taxes, assessments or charges (i) that are being diligently contested in good faith by appropriate proceedings, and (ii) for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(l)  UCC Information.  The information with respect to the Seller/Servicer set forth on Exhibit D hereto is true, complete and correct in all material respects.

(m)  Service Contracts.  All Service Contracts with respect to the Contracts are in full force and effect as of the Closing Date, and the Seller/Servicer is not aware of any breach of contract thereunder by the Seller/Servicer with respect to such Service Contracts.

Power of Attorney.  Except as delivered by the Seller/Servicer pursuant to this Agreement, there are no outstanding powers of attorney executed on behalf of the Seller/Servicer with respect to the Sold Assets.

Section 3.04                                Representations and Warranties Concerning Contracts.  In order to induce the Purchaser to enter into this Agreement and to purchase the Contracts from the Seller/Servicer, the Seller/Servicer makes the following representations and warranties with respect to the Contracts as of each of the Cut-Off Date and the Closing Date (unless an earlier date or only the Closing Date is specifically set forth therein), and the Purchaser shall be declared to have relied upon such representations and warranties (for the avoidance of doubt, no Purchaser would have entered into this Agreement if any of the following representations and warranties were not true and complete) regardless of any independent investigation and/or review now, heretofore or hereafter made by the Purchaser, their respective attorneys or agents and regardless of any opportunity for any such investigation or review:

(a)  List of Contracts.

(i)           The information set forth in the List of Contracts, delivered as of the Cut-Off Date and on the Closing Date, is true and correct in all material respects.

(ii)           The calculations of the Principal Balances set forth in the List of Contracts, delivered as of the Cut-Off Date and on the Closing Date, for each Contract are true and correct (it being agreed and understood by the parties that all Paid Ahead Amounts received have been applied in calculating such Principal Balances).

(b)  Characteristics of Contracts.  (A) Each Contract (1) has been originated in the United States of America by a Dealer or Consumer Lender for the retail sale of a Financed Vehicle in the ordinary course of such Dealer’s or Consumer Lender’s business, has been fully and properly executed by the parties thereto, has been purchased by Seller/Servicer in connection with the sale of Financed Vehicles and has been validly assigned by such Dealer or Consumer Lender to Seller/Servicer, (2) has created a valid, subsisting, and enforceable first priority perfected security interest in favor of Seller/Servicer in the Financed Vehicle, which security interest has been assigned by Seller/Servicer to Purchaser, (3) contains customary and enforceable provisions such that the rights and remedies of the holder or assignee thereof shall be adequate for realization against the collateral of the benefits of the security including, without limitation, a right of repossession following a default, (4) provides for level monthly scheduled payments that fully amortize the Amount Financed over the original term (except for the last scheduled payment, which may be different from the level monthly payment but in no event shall exceed two (2)  times such payment) and yield interest at the Annual Percentage Rate, (5) has an Annual Percentage Rate of not less than 8.00% and not greater than 30.00%, (6) is either a Rule of 78’s Contract or a Simple Interest Contract, (7) was originated by a Dealer or Consumer Lender and was sold by such Dealer or Consumer Lender, as applicable, to Seller/Servicer without any fraud or misrepresentation on the part of such Dealer or Consumer Lender, (8) is denominated in U.S. dollars, and (9) provides, in the case of a prepayment, for the full payment of the Principal Balance thereof plus accrued interest through the date of prepayment based on the Annual Percentage Rate of the Receivable.

(B)           Certain Pool Information.  Approximately 86.4% of the Aggregate Principal Balance of the Contracts as of the Cut-Off Date represents financing of used automobiles, light trucks, vans or minivans; the remainder of the Contracts represent financing of new vehicles; approximately 12.9% of the Aggregate Principal Balance of the Contracts as of the Cut-Off Date had Obligors that were at the time of origination U.S. military personnel; 4.4% of the Aggregate Principal Balance of the Contracts as of the Cut-Off Date were originated under the CPS Preferred Program; approximately 37.5% of the Aggregate Principal Balance of the Contracts as of the Cut-Off Date were originated under the CPS Alpha Program; approximately 8.0% of the Aggregate Principal Balance of the Contracts as of the Cut-Off Date were originated under the CPS Delta Program; approximately 6.2% of the Aggregate Principal Balance of the Contracts as of the Cut-Off Date were originated under the CPS First-Time Buyer Program; approximately 4.5% of the Aggregate Principal Balance of the Contracts as of the Cut-Off Date were originated under the CPS Standard Program; approximately 10.5% of the Aggregate Principal Balance of the Contracts as of the Cut-Off Date were originated under the CPS Super Alpha Program; approximately 16.1% of the Aggregate Principal Balance of the Contracts as of the Cut-Off Date were originated under the CPS Alpha Plus Program; none of the Contracts, as of the Cut-Off Date, were Section 341 Contracts; all of the Contracts were acquired by CPS; no Receivable has a payment that is more than 30 days contractually delinquent as of the Cut-Off Date; each Contract has a final scheduled payment due no later than August 31, 2014; and each Contract was originated on or before the Cut-Off Date.

(c)  Compliance With Law.  Each Contract, the sale of the Financed Vehicle and the sale of any physical damage, credit life and credit accident and health insurance and any extended warranties or service contracts (A) complied at the time the related Contract was originated or made, and at the execution of this Agreement complies in all material respects with all Requirements of Law, and regulations thereunder including, without limitation, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act,  the Federal Reserve Board’s Regulations B and Z, the Servicemembers Civil Relief Act, the Military Reservist Relief Act, the Texas Consumer Credit Code, the California Automobile Sales Finance Act, state adaptations of the National Consumer Act, the Uniform Consumer Credit Code and all other applicable consumer credit laws and equal credit opportunity and disclosure laws, and (B) without limiting the generality of the foregoing, is not subject to liabilities or is not rendered unenforceable based on general theories of contract limitation or relief including, without limitation, theories based on unconscionable, deceptive, unfair, or predatory sales or financing practices.

(d)  Payment Application.  Payments under each Contract have been applied in accordance with such Contract, and are due monthly in substantially equal amounts through its maturity date sufficient to fully amortize the Principal Balance of such Contract by its maturity date.

(e)  No Government Obligor.  None of the Contracts are due from the United States of America or any state thereof or from any agency, department, or instrumentality of the United States of America or any state thereof.

Security Interest in Financed Vehicle.  Seller/Servicer has taken all steps necessary to perfect its security interest against the Obligors in the Financed Vehicles securing the Contracts.  Immediately subsequent to the sale, assignment and transfer thereof to the Issuer, each Contract shall be secured by a validly perfected first priority security interest in the Financed Vehicle in favor of Seller/Servicer as secured party which security interest has been validly assigned by Seller/Servicer to Purchaser, and such assigned security interest is prior to all other liens upon and security interests in such Financed Vehicle which now exist or may hereafter arise or be created, except, as to priority, for any tax liens or mechanics’ liens which may arise after the Closing Date.

(f)  Contracts in Force.  No Contract has been satisfied, subordinated or rescinded, nor has any Financed Vehicle been released from the lien granted by the related Contract in whole or in part.

(g)  No Waiver or Amendment.  The terms of the Contract have not been waived, altered, amended or modified (including, without limitation, extensions) in any respect, except by instruments or documents identified in the Servicing File with respect thereto, and no such waiver, amendment or modification has caused such Contract to fail to meet all of the representations, warranties, and conditions set forth herein with respect thereto.  Such Contract constitutes the entire agreement between the Seller/Servicer and the related Obligor.

(h)  No Defenses.  Except as set forth in Schedule A (field “Litigation”), no right of rescission, setoff, counterclaim or defense exists or has been asserted or threatened with respect to any Contract. The operation of the terms of any Contract or the exercise of any right thereunder will not render such Contract unenforceable in whole or in part and such Contract is not subject to any such right of rescission, setoff, counterclaim, or defense.

(i)  No Liens.  As of the Cut-Off Date, (a) there are no liens or claims existing or which have been filed for work, labor, storage or materials relating to a Financed Vehicle that shall be liens prior to, or equal or coordinate with, the security interest in the Financed Vehicle granted by the Contract and (b) there is no lien against the related Financed Vehicle for delinquent taxes.

(j)  No Default.  Except as otherwise set forth on Schedule A (fields “CureDate” and “AccelerationNotice”) hereto, as of the Closing Date, no default, breach, violation or event permitting acceleration under the terms of any Contract has occurred (other than any expiration of any collision insurance); and no continuing condition that with notice or the lapse of time, or both, would constitute a default, breach, violation or event permitting acceleration under the terms of any Contract has arisen (other than any expiration of any collision insurance); and Seller/Servicer shall not waive and has not waived any of the foregoing (except in a manner consistent with Section 4.02 of the Servicing Annex).

(k)  No Bankruptcies.  Except as set forth on Schedule A (fields “BKChapter”, “BKDate”, “LoanStatus” and “CramDown”) hereto, (i) none of the Seller/Servicer or its agents have received written notice (which, for purposes of this clause (l), shall include notice of an Obligor bankruptcy set forth in a Banko or other similar report) that any Obligor under any

Contract had filed for bankruptcy under Federal or state law, and (ii) to the best of the Seller/Servicer’s knowledge without any independent investigation, no Obligor under any Contract was in bankruptcy or similar proceedings.

(l)  No Repossessions.  Except as set forth on Schedule A (field “REPO”) hereto, no Financed Vehicle securing any Contract is in repossession status or has been repossessed without reinstatement.

(m)  Insurance; Other. (A) Each Obligor has obtained insurance covering the Financed Vehicle as of the execution of the Contract insuring against loss and damage due to fire, theft, transportation, collision and other risks generally covered by comprehensive and collision coverage, and each Contract requires the Obligor to obtain and maintain such insurance naming Seller/Servicer and its successors and assigns as loss payee or an additional insured, (B) each Contract that finances the cost of premiums for credit life and credit accident and health insurance is covered by an insurance policy or certificate of insurance naming Seller/Servicer as policyholder (creditor) under each such insurance policy and certificate of insurance and (C) as to each Contract that finances the cost of an extended service contract, the respective Financed Vehicle which secures the Receivable is covered by an extended service contract.

(n)  Title. It is the intention of Seller/Servicer that the transfer and assignment herein contemplated constitute a sale of the Contracts and the other Sold Assets from Seller/Servicer to Purchaser and that the beneficial interest in and title to such Contracts and the other Sold Assets not be part of Seller/Servicer’s estate in the event of the filing of a bankruptcy petition by or against Seller/Servicer under any bankruptcy law.  Other than in connection with prior warehouse financings by the Seller/Servicer, no Contract or other Sold Assets has been sold, transferred, assigned, or pledged by Seller/Servicer to any Person other than Purchaser.  Immediately prior to the transfer and assignment herein contemplated, Seller/Servicer had good and marketable title to each Contract and the other Sold Assets and was the sole owner thereof, free and clear of all liens, claims, encumbrances, security interests, and rights of others, and, immediately upon the transfer thereof, Purchaser shall have good and marketable title to each such Contract and will be the sole owner thereof, free and clear of all liens, encumbrances, security interests, and rights of others, and the transfer has been perfected under the UCC.

(o)  Tangible Chattel Paper.  Each Contract constitutes “tangible chattel paper” (as such term is defined in the UCC).

(p)  Custodial File and Servicing File; One Original.  The Seller/Servicer has delivered to the Custodian, for the benefit of the Indenture Trustee at the location listed in Schedule K hereto a complete Custodial File with respect to each Contract.  The Seller/Servicer will retain possession of the Servicing File for the benefit of the Indenture Trustee in accordance with the Transfer and Servicing Agreement.  There is only one original executed copy of each Contract.

(q)  Third Party Fees and Expenses.  The Seller/Servicer has paid and promptly will pay all third party fees and expenses, including, inter alia, any servicing fees and expenses, which were and are owing with respect to the Contracts on or before the Cut-Off Date or which are owing with respect to Contracts after the Cut-Off Date for services rendered prior to the Cut-Off Date.  Any such fees and expenses will be for the account of the Seller/Servicer (and not the Purchaser).

(r)  No Untrue Statements.  Neither this Agreement nor any statement, report or other document or information (including but not limited to information regarding loan loss, foreclosure and delinquency experience) furnished or to be furnished in connection with the sale of the Contracts to the Purchaser or pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a fact necessary to make the statements contained therein not misleading.

(s)  Amount Financed.  At the time each Contract was originated, the Amount Financed was fully disbursed to each applicable Obligor, and there is no requirement for future advances of principal thereunder and all fees and expenses in connection with the origination of such Contract have been paid.  The Obligor with respect to the Contract does not have any option under the terms of such Contract to borrow from any Person additional funds secured by the Financed Vehicle.

(t)  Collection Policy.  The collection practices used by the Servicer and each agent of the Servicer with respect to each Contract have been in all material respects in accordance with the Collection Policy.

(u)  Form of Contract.  No less than 90% of the Contracts are substantially similar, in both form and substance to one of the forms of Contract identified on Exhibit B to this Agreement.  Any modifications to or deviations from any of such form of Contract will not have a material adverse effect on any of the Seller/Servicer or the Purchaser and will not reduce the Scheduled Payments or other payments due thereunder.  No amendments, supplements or modifications to, deviations from or waivers under any Contract have been made or granted by Seller/Servicer since the Cut-Off Date.

(v)  Lawful Assignment.  No Contract has been originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer, and assignment of such Contract under this Agreement or pursuant to transfers of the Securities shall be unlawful, void, or voidable.  Seller/Servicer has not entered into any agreement with any Obligor that prohibits, restricts or conditions the assignment of any portion of the Contracts.

(w)  All Filings Made.  All filings (including, without limitation, UCC filings) necessary in any jurisdiction to give Purchaser a first priority perfected security interest in the Contracts and the other Sold Assets, have been made, taken or performed.

(x)  Title Documents.  (A) If the Contract was originated in a State in which notation of a security interest on the Certificate of Title of the related Financed Vehicle is required or permitted to perfect such security interest, the Certificate of Title of the related Financed Vehicle for such Contract shows, or if a new or replacement Certificate of Title is being applied for with respect to such Financed Vehicle the Certificate of Title (or, with respect to Contracts originated in the Non-Certificated Title States, other Title Documents issued by the applicable Department of Motor Vehicles or similar authority) will be received within 180 days and will show, Seller/Servicer named as the original secured party under the related Contract as the holder of a first priority security interest in such Financed Vehicle, and (B) if the Contract was originated in a State in which the filing of a financing statement under the UCC is required to perfect a security interest in motor vehicles, such filings or recordings have been duly made and show Seller/Servicer, named as the original secured party under the related Contract, and in either case, Purchaser has the same rights as such secured party has or would have (if such secured party were still the owner of the Contract) against all parties claiming an interest in such Financed Vehicle, and such rights have been validly pledged to the Indenture Trustee pursuant to the Indenture.  With respect to each Contract for which the Title Document has not yet been returned from the Registrar of Titles, Seller/Servicer has received written evidence from the related Dealer or Consumer Lender that such Title Document showing Seller/Servicer, as first lienholder has been applied for.

(y)  Valid and Binding Obligation of Obligor.  Each Contract is the legal, valid and binding obligation in writing of the Obligor thereunder and is enforceable in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, and all parties to such Contract had full legal capacity to execute and deliver such Contract and all other documents related thereto and to grant the security interest purported to be granted thereby.

(z)  Characteristics of Obligors.  As of the date of each Obligor’s application for financing of the related Financed Vehicle, such Obligor (a) did not have any material past due credit obligations or any personal or real property repossessed or wages garnished within one year prior to the date of such application, unless such amounts have been repaid or discharged through bankruptcy, (b) was not the subject of any Federal, State or other bankruptcy, insolvency or similar proceeding pending on the date of application that has not been discharged, (c) had not been the subject of more than one Federal, State or other bankruptcy, insolvency or similar proceeding, and (d) was domiciled in the United States.  During the period from the date of each Obligor’s application for financing of the vehicle purchase from which the related Contract arises to the Closing Date, no Obligor is or has been the subject of any Federal, State or other bankruptcy, insolvency or similar proceeding.

(aa)  Dealer Contract.  Each Contract is a Dealer Contract.

(bb)  Other Contract Characteristics.  As of the Closing Date (A) no Contract is more than 60 days past due with respect to more than 10% of any Scheduled Contract Payment; and (B) no Contract is a Skip Contract.

(cc)  Illinois Contracts.  (a) Seller/Servicer does not own a substantial interest in the business of a Dealer within the meaning of Illinois Sales Finance Agency Act Rules and Regulations, Section 160.230(1) and (b) with respect to each Contract originated in the State of Illinois, (i) the printed or typed portion of the related Form of Contract complies with the requirements of 815 ILCS 375/3(b) and (ii) Seller/Servicer has not, and for so long as such Contract is outstanding shall not, place or cause to be placed on the related Financed Vehicle any collateral protection insurance in violation of 815 ILCS 180/10.

California Contracts.  Each Contract originated in the State of California has been, and at all times during the term of the Sale and Servicing Agreement will be, serviced by the Servicer in compliance with Cal. Civil Code §2981, et seq.

(dd)  Origination Date.  Each Contract has an origination date on or after June 1, 2007, and before the Cut-Off Date.

(ee)  Maturity of Contracts.  Each Contract has an original term to maturity of not more than 72 months; the weighted average original term to maturity of the Contracts was 63 months as of the Cut-Off Date; the remaining term to maturity of each Contract was 72 months or less as of the Cut-Off Date; the weighted average remaining term to maturity of the Contracts was 57 months as of the Cut-Off Date.

(ff)  Scheduled Contract Payments.  Each Contract has an original Principal Balance of not less than $3,000 nor more than $35,000.

(gg)  Origination of Contracts.  Based on the billing address of the Obligors and the Principal Balances as of the Cut-Off Date, approximately 11.0%, 8.6%, 8.6%, 6.0% and 6.1% of the Contracts (by Principal Balance) had Obligors residing in the States of California, Texas, Florida, Ohio and Pennsylvania, respectively.

(hh)  Lockbox.  On or prior to the next billing period after the Cut-Off Date, Seller/Servicer will notify each Obligor to make payments with respect to its respective Contracts after the Cut-Off Date directly to the Lockbox, and will provide each Obligor with a monthly statement in order to enable such Obligors to make payments directly to the Lockbox.

(ii)  No Security Deposit.  Except for the Contracts listed on Schedule A (field “SecurityDeposit”) hereto, no Obligor has posted any security deposit with respect to its Contract.

(jj)  Casualty and Impounding.  No Financed Vehicle has suffered a Casualty and Seller/Servicer has not received notice that any Financed Vehicle has been impounded.

(kk)  Principal Balance/Number of Contracts.  As of the Cut-Off Date, the Aggregate Principal Balance of the Contracts was $198,661,842.27 and there were 14,004 Contracts.

(ll)  No Impairment.  Seller/Servicer has not done anything to convey any right to any Person that would result in such Person having a right to payments due under any Contracts or otherwise to impair the rights of Purchaser, the Issuer or the Indenture Trustee in any Contract or the proceeds hereof.

(mm)  Contracts Not Assumable.  No Contract is assumable by another Person in a manner in which would release the Obligor thereof from such Obligor’s obligations to Seller/Servicer with respect to such Contract.

(nn)  Creation of Security Interest.  This Agreement creates a valid and continuing security interest (as defined in the UCC) in the Sold Assets in favor of Purchaser,

which security interest is prior to all other Liens and is enforceable as such as against creditors of and purchasers from Seller/Servicer.

(oo)  No Other Security Interests.  Seller/Servicer has not authorized the filing of and is not aware of any financing statements filed against Seller/Servicer that include a description of collateral covering the Sold Assets other than any financing statement relating to the security interest granted to Purchaser hereunder or that has been terminated or amended to reflect that the Contracts and the other Sold Assets have been deleted as collateral thereunder.  Seller/Servicer is not aware of any judgment or tax lien filings against Seller/Servicer.

(pp)  Notations on Contracts; Financing Statement Disclosure.  Seller/Servicer has in its possession copies of all Contracts.  The Contracts do not have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than Purchaser.  All financing statements filed or to be filed against Seller/Servicer in favor of Purchaser in connection herewith describing the Sold Assets contain a statement to the following effect:  “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the secured party.”

ARTICLE IV

ADDITIONAL AGREEMENTS

The Seller/Servicer agrees with the Purchaser as follows:

Section 4.01                                Protection of Right, Title and Interest.

The Seller/Servicer hereby authorizes the Purchaser on behalf of the Seller/Servicer to execute and deliver Certificates of Title for any Financed Vehicle under any Contract set forth on Schedule A hereto that the Purchaser shall purchase hereunder, or naming the Seller/Servicer as secured party or as owner, as the case may be, and such other documents or certificates as may be necessary in connection therewith, in order to identify the Purchaser or its assignee, as appropriate, as the secured party with respect to such Financed Vehicle.

Section 4.02                                Security Interests.

(a)  The Seller/Servicer hereby authorizes the Purchaser to file or cause to be filed any financing or continuation statements under the UCC in effect in any jurisdiction, naming the Seller/Servicer (or any successor to the Seller/Servicer pursuant to Section 4.05) as debtor and the Purchaser as secured party, reasonably necessary to preserve and protect the status of the ownership interest in the Contracts and the Related Contract Assets created hereby as a first priority perfected security interest in favor of such Purchaser, without the signature of the Seller/Servicer to the extent permitted by applicable Law.

(b)  In the event that the assignment of a Contract to the Purchaser is insufficient, without a notation on the related Financed Vehicle’s Certificate of Title, or without fulfilling any additional administrative requirements under the laws of the state in which the existing owner of such Financed Vehicle is located or incorporated, as the case may be, to perfect a security interest in the related Financed Vehicle in favor of such owner, the

Seller/Servicer hereby agrees that the designation of the Seller/Servicer as the secured party on the Certificate of Title is in its capacity as agent of the Purchaser.

(c)  In order to facilitate the actions of the Backup Servicer or any other successor servicer of the Contracts to maintain perfection of the security or ownership interest created by each Contract in the related Financed Vehicle, the Seller/Servicer shall provide the Purchaser, the Backup Servicer or any other such successor servicer with any power of attorney reasonably necessary to permit it to retitle any Financed Vehicle or to amend the relevant lien certificate showing the Seller as the sole lienholder.  The Seller/Servicer hereby appoints the Purchaser (acting through the Backup Servicer or through any other such successor servicer) its attorney-in-fact to endorse, as appropriate, the Certificate of Title relating to any Financed Vehicle, in order to cause a change in the registration of legal owner of the Financed Vehicle to such Purchaser at such time as such Certificate of Title is endorsed and delivered to the relevant state department of motor vehicles with appropriate fees.

(d)  On or about April 30 in each calendar year, beginning April 30, 2009, Seller/Servicer will deliver to Purchaser an opinion of counsel (i) stating that no further filing of any financing statement, amendment of financing statement, or continuation statement is then necessary to perfect Purchaser’s ownership interest in the Contracts, and (ii) stating that no further filing of any financing statement, amendment of financing statement, or continuation statement will be necessary prior to April 30 of the next calendar year to maintain the perfection of Purchaser’s ownership interest in the Contracts or, if that is not the case, identifying each filing that will be necessary prior to April 30 of that calendar year.

Section 4.03                                Non-Solicitation.  The Seller/Servicer agrees that, from and after the Cut-Off Date until the expiration of the Term, it has not engaged in and will not engage in, and has not permitted and will not permit any of its Affiliates or any agent of itself or any of its Affiliates to engage in, any targeted solicitation of the Obligors under any of the Contracts for the purpose of refinancing any such Contract in whole or in part or otherwise causing prepayment under any Contract.  The Seller/Servicer agrees that, from and after the Cut-Off Date until the expiration of the Term, it has, and will continue to, use reasonable efforts to prevent its Affiliates (and any agents of its Affiliates) from accessing a list of Obligors of the Seller/Servicer.  It is understood and agreed that all rights and benefits relating to the solicitation of any Obligors and the attendant rights, title and interest in and to the list of such Obligors and data relating to their Contracts shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller/Servicer shall not take any action to undermine these rights and benefits.  Without limitation of the foregoing, it is understood and agreed that, from and after the Cut-Off Date, the Seller/Servicer or any agent of the Seller/Servicer (1) has not transferred or will not transfer to any third party (other than the Purchaser) any customer list comprised primarily of the Obligors under the Contracts or (2) has not added or will not add the name of any Obligor under any Contract to any customer list of the Seller/Servicer if such name was not on such list prior to the Cut-Off Date.

Section 4.04                                Chief Executive Office; Jurisdiction.

Seller/Servicer will not change its name, its type or jurisdiction of organization, or its organizational identification number without first delivering to the Purchaser an opinion of counsel stating that all actions and filings that are necessary or appropriate to maintain the perfection and the priority of Purchaser’s ownership interest in the Contracts have been taken or made.

Section 4.05                                Merger or Consolidation of the Seller/Servicer.

During the Term, any Person (i) into or with which the Seller/Servicer may be merged or consolidated, (ii) resulting from any merger or consolidation to which the Seller/Servicer shall be a party, (iii) except for the acquisitions contemplated by this Agreement and the other Related Documents, that acquires by conveyance, transfer or lease substantially all of the assets of the Seller/Servicer or (iv) succeeding to the business of the Seller/Servicer, shall execute an agreement of assumption to perform the obligations of the Seller/Servicer under this Agreement and shall be the successor to the Seller/Servicer under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement; provided, however, that all financing statements and continuation statements and amendments thereto have been executed and filed that are necessary to preserve and protect the interest of the Purchaser in the Contracts and related property.  If any merger, consolidation or succession pursuant to this Section 4.05 shall occur during the Term, the Seller/Servicer shall provide notice of such merger, consolidation or succession to the Purchaser no later than sixty (60) days after such merger, consolidation or succession.

Section 4.06                                [Reserved].

Section 4.07                                Cooperation.  a) Notwithstanding any other provision in this Agreement, the Purchaser agrees to furnish or cause to be furnished to the Seller/Servicer, upon request, as promptly as practicable and to the extent available, such information and assistance relating to the Sold Assets (including access to books and records) as is reasonably necessary in connection with the preparation of any Tax Returns, the making of any election relating to Taxes, the preparation for any audit or other examination by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding, relating to any Tax.  Any expenses incurred in furnishing such information or assistance shall be born by the Seller/Servicer requesting it.

(b)  Notwithstanding any other provision in this Agreement, the Seller/Servicer agrees to furnish or cause to be furnished to the Purchaser, as promptly as practicable and to the extent available, such information and assistance relating to the Sold Assets (including access to books and records) as is reasonably necessary in connection with the preparation of any Tax Returns, the making of any election relating to Taxes, the preparation of any audit or other examination by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding, relating to any Tax.  Any expenses incurred in furnishing such information or assistance shall be borne by the Purchaser (it being agreed and understood that (i) nothing provided in this Section 4.07 shall require the Seller/Servicer  to continue to employ any of current, or to agree to employ any new, employees following the Closing and (ii) the Seller/Servicer shall not be in breach of this Section 4.07 if it is unable to comply with its terms following the Closing as a result of employees no longer being employed with the Seller/Servicer or if sufficient employees are not employed by the Seller/Servicer).

Further Assurances.  The Seller/Servicer will, at Purchaser’s sole cost and expense (such costs and expenses shall only be the reasonable out-of-pocket costs and expenses of the Seller/Servicer in connection with, and with respect to, the preparation of any of the documents set forth in this Section 4.08), make, from time to time such schedules, confirmatory assignments, conveyances, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Sold Assets and other rights covered by this Agreement, as the Purchaser or its designee may request and reasonably require.  The Seller/Servicer shall, at the request of the Purchaser or its designee, execute such documents and instruments as may be reasonably requested and as are prepared by the Purchaser or its designee.

Section 4.08                                Transfer Taxes.  Any tax, fee or governmental charge payable by the Seller/Servicer or the Purchaser to any federal, state or local government resulting solely from the sale, transfer, assignment, or conveyance of the Sold Assets (“Transfer Taxes”) by the Seller/Servicer pursuant to this Agreement will be paid by the Seller/Servicer.  Any Tax Return that must be filed in connection with the Transfer Taxes shall be prepared and filed when due by the party primarily responsible under applicable local law for filing such Tax Returns, and such party shall provide such Tax Returns to the other party at least ten (10) days prior to the due date for such Tax Returns.

Section 4.09                                Unremitted Sales and Use Tax Collections.  The Seller/Servicer will remit to the applicable Taxing Authorities any sales and/or use taxes collected from the Obligors prior to the Closing Date that have not been remitted to the applicable Taxing Authority as of the Closing Date.

Section 4.10                                Description of Seller/Servicer’s Auto Finance Business; Credit Life Policy Status.

(a)  Upon the request of the Purchaser, the Seller/Servicer shall deliver to the Purchaser a description of the Seller/Servicer’s auto finance business, including descriptions of the origination, underwriting and servicing practices of the Seller/Servicer with respect to the Contracts and historical portfolio loss and delinquency information (in tabular format with applicable footnotes and explanatory information) as of September 30, 2008, December 31, 2007, December 31, 2006, December 31, 2005 and December 31, 2004.  Such descriptive information shall be in the form customarily provided by Seller/Servicer in connection with Securitization Transactions and having substance reasonably satisfactory to the Purchaser.  The Seller/Servicer agrees that, subject to the terms of Section 5.03, the Purchaser may provide, disclose or otherwise use such information in connection with Whole Loan Transfers and Securitization Transactions.

(b)  In connection with any delivery pursuant to clause (a) above, the Seller/Servicer shall contemporaneously deliver to the Purchaser, at the Seller/Servicer’s expense, an agreed-upon procedures letter of the Independent Accountant pertaining to the financial information provided pursuant to Section 4.11(a) in substantially the form provided by Seller/Servicer in Securitization Transactions.

(c)  By not later than December 31, 2008, the Seller/Servicer shall deliver to the Purchaser a statement, in form and substance satisfactory to the Purchaser, regarding the

Seller/Servicer’s policy with respect to origination of those Contracts that include a credit life insurance option.  The Seller/Servicer agrees that the Purchaser and its Affiliates may disclose the text of such statement to third parties.

Section 4.11                                [Reserved].

Section 4.12                                Servicing Transfer Reconciliation.  On or before 1:00 P.M. (New York City Time) on the day after the Closing Date, the Seller/Servicer shall deliver to the Purchaser a computer file containing a true and complete in all material respects list of the (i) outstanding Principal Balances of the Contracts, (ii) the number of Contracts, (iii) the payoff balances of the Contracts, (iv) the weighted average coupon of the Contracts, (v) the weighted average remaining term to maturity of the Contracts, (vi) the number and balances by dollar amount of Contracts that are 1-29 days delinquent, 30-59 days delinquent, 60-89 days delinquent or more than 90 days delinquent, (vii) the number of Contracts that have been classified as a Chargeoff after the Cut-Off Date, which shall be set forth on Schedule A ([field “ChargeOff”]) and (viii) the number of Financed Vehicles that have been repossessed after the Cut-Off Date, which shall be set forth on Schedule A ([field “REPO”]).  The information to be delivered pursuant to clauses (i) through (viii) above shall be as of the close of business on the Closing Date.

Section 4.13                                Transfer of Date File.  On or before 5:00 P.M. (New York City Time) on the day after the Closing Date, the Seller/Servicer shall deliver to the Purchaser or its designee the Data File, which shall be true and correct as of the close of business on the Closing Date.

Section 4.14                                Delivery of Schedule A-2.  On or before 1:00 P.M. (New York City Time) on the second day after the Closing Date, the Seller/Servicer shall deliver to the Purchaser or its designee the List of Contracts prepared as of the Closing Date in the form of Schedule A-2 attached hereto.

ARTICLE V

SECURITIZATION TRANSACTIONS AND WHOLE LOAN TRANSFERS

Section 5.01                                Notice of Securitization Transactions and Whole Loan Transfers.

Subject to the provisions of Section 10.02 hereof, the Seller/Servicer and the Purchaser agree that, with respect to some or all of the Contracts and the other Sold Assets, the Purchaser may effect either:

(a)  one or more Whole Loan Transfers; and/or

(b)  one or more Securitization Transactions.

Section 5.02                                Agreement to Cooperate and Assist Purchaser with Securitization Transactions and Whole Loan Transfers.  With respect to each Whole Loan Transfer or

Securitization Transaction, as the case may be, entered into by the Purchaser after the Closing Date, the Seller/Servicer agrees:

(a)  to allow rating agencies, credit enhancers or investors reasonable access to management and relevant personnel for the purpose of reviewing the Seller/Servicer’s, operations and answering questions about the Contracts and the Seller/Servicer’s servicing business, and to allow reasonable opportunity to tour relevant facilities at reasonable times upon reasonable notice; and

(b)  to the extent available, to make available to Purchaser and any prospective purchaser all records maintained by the Seller/Servicer with respect to the Contracts, the servicing thereof and the preparation (including, but not limited to, the endorsement, delivery, assignment, and/or execution, as applicable) of the Custodial Files, Servicing Files and other related documents.

Notwithstanding the foregoing, (i) nothing provided in this Section 5.02 shall require the Seller/Servicer or any of its Affiliates to continue to employ any of its current, or to agree to employ any new, employees following the Closing, (ii) the Seller/Servicer shall not be in breach of this Section 5.02 if it is unable to comply with its terms following the Closing as a result of employees no longer being employed by the Seller/Servicer or any of its Affiliates, as the case may be, or if sufficient employees are not employed by the Seller/Servicer or any of its Affiliates, as the case may be, and (iii) the Purchaser agrees to reimburse the Seller/Servicer for all of its reasonable out-of-pocket cost and expenses incurred in performing its obligations set forth in this Section 5.02.

Section 5.03                                Obligations of Purchaser in Connection with Securitization Transactions and Whole Loan Transfers.  With respect to each Whole Loan Transfer or Securitization Transaction, as the case may be, entered into by the Purchaser, the Purchaser agrees that any Securitization Transaction or Whole Loan Transfer effected by the Purchaser or any of its Affiliates shall be conducted in the name of the Purchaser or one of its Affiliates and that in no event shall the Purchaser or any of its Affiliates act in any manner that would indicate to third parties that the Seller/Servicer or any of its Affiliates is a sponsor of, is conducting or has any responsibility to any third party for any Securitization Transaction or Whole Loan Transfer effected by the Purchaser or any of its Affiliates (it being agreed and understood by the parties that no purchaser of securities in connection with a Whole Loan Transfer or Securitization Transaction will have any direct claims against the Seller/Servicer or any of its Affiliates and that the Purchaser shall indemnify the Seller/Servicer and its Affiliates for the losses arising out of any such claim).

Section 5.04                                Assignment of Purchaser’s Rights.  The Seller/Servicer acknowledges and agrees that the Issuer, as assignee of the Purchaser’s rights under this Agreement, may exercise the Purchaser’s rights and obligations under this Article V; provided, however, as a condition to any assignment hereunder, the assignee agrees to be bound by the obligations of the Purchaser under the final paragraph of Section 5.02, clause (iii).

CONFIDENTIALITY

Section 5.05                                Confidentiality.  Except (i) as otherwise provided in this Agreement, (ii) with the prior written consent of the other parties hereto, (iii) as otherwise required by Requirements of Law or (iv) is otherwise public information that was not made public by the Seller/Servicer or any of its Affiliates, all information disclosed by the Purchaser or its representatives, whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement shall be kept confidential by the Seller/Servicer and its representatives.  Notwithstanding any other provision of this Agreement, in connection with Treasury Regulation Section 1.6011-4 of the Internal Revenue Code of 1986, as amended, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

ARTICLE VI

INDEMNIFICATION

Section 6.01                                Survival of Representations and Warranties.  The representations and warranties of the parties contained in Sections 3.01 and 3.02 of this Agreement or in any instrument delivered pursuant hereto and the obligations of the parties pursuant to Sections 7.02(a) and 7.03(a) will survive until forty-five (45) days after the conclusion of the Term.  The representations and warranties of each of the Seller/Servicer contained in Section 3.03 of this Agreement and the obligations of the Seller/Servicer pursuant to Sections 7.02(b), 7.02(c) and 7.02(d) will survive on a Contract-by-Contract basis, with the representations, warranties and obligations with respect to an individual Contract expiring forty-five (45) days following the maturity date for such Contract.  Notwithstanding anything to the contrary in this Section, any matter which is the subject of a claim which is asserted in writing within the period provided herein shall survive with respect to such claim until the final resolution thereof.

Section 6.02                                Obligations of Seller/Servicer.  Subject to the limitations set forth in Section 7.05 of this Agreement, the Seller/Servicer shall protect, defend, indemnify and hold harmless the Purchaser and its officers, directors, employees and Affiliates (each, a “Purchaser Indemnified Party”) from and against any and all Losses arising out of:

(a)  the breach of any representation or warranty contained in Section 3.03 of this Agreement;

(b)  the inability of the Purchaser or its designee to enforce the collection of all or any portion of a Scheduled Payment from an Obligor who has failed to make such payments if such inability arises directly out of matters covered by the representations or warranties contained in Section 3.04 of this Agreement and the Seller/Servicer has breached the representation or warranty in Section 3.04 relating to such matter (it being agreed and understood by the parties that the Purchaser and its designees shall be obligated to use efforts consistent with those customarily used by persons involved in the servicing of motor vehicle contracts to collect such Scheduled Payments before seeking indemnification pursuant to this Section 7.02(b));

(c)  any claim or cause of action brought by claimants who have been certified as a “class” by a court of competent jurisdiction, to the extent arising out of any actions or inactions by Seller/Servicer in its capacity as the initial purchaser of the Contract or in its capacity as the servicer of the Contracts on and before the Closing Date; or

(d)  the breach of any covenant or agreement by the Seller/Servicer contained in this Agreement (it being agreed and understood by the parties that this Section 7.02(d) is not intended to apply to breaches of representations or warranties under this Agreement).

Section 6.03                                Obligations of Purchaser.  Subject to the limitations set forth in Section 7.05 and under this Section, the Purchaser shall protect, defend, indemnify and hold harmless the Seller/Servicer and its officers, directors, employees and Affiliates (each, a “Seller/Servicer Indemnified Party”) from and against any and all Losses arising out of:

(a)  the breach of any representation or warranty made by the Purchaser contained in Section 3.01 of this Agreement;

(b)  any claim or cause of action brought by a Person to the extent arising out of the servicing of any Contract following the Closing Date;

(c)  any Assumed Liabilities; or

(d)  the breach of any covenant or agreement (other than the covenant of the Purchaser set forth in Section 4.06 hereof) by the Purchaser contained in this Agreement.

Section 6.04                                Notice and Opportunity to Defend.  If there occurs an event which the Purchaser Indemnified Party or the Seller/Servicer Indemnified Party, as the case may be (for purposes of this Article VII, an “Indemnified Party”), asserts is an indemnifiable event pursuant to Sections 7.02 or 7.03, the Indemnified Party shall promptly notify the party obligated to provide indemnification (an “Indemnifying Party”) in writing, with such written notice to (i) state the amount of the Loss, or a good faith estimate thereof, and the method of computation thereof, and (ii) contain a reference to the specific section or sections of this Agreement in respect of which such right to indemnification is asserted.  The obligations of the Indemnifying Party under this Article VII with respect to Losses arising from claims of any third party (which shall not include any claim made by the Seller/Servicer or the Purchaser, as the case may be) which are subject to the indemnification provided for in this Article VII (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party will give the Indemnifying Party prompt written notice of such Third Party Claim, and in any case no later than 15 days of receiving notice of such Third Party Claim.  Such notice shall not be a condition precedent to any liability of the Indemnifying Party hereunder; provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder to the extent of any incremental Losses directly related to the failure to timely provide such notice.  If the Indemnified Party notifies the Indemnifying Party of a Third

Party Claim, the Indemnifying Party shall have the right (at the expense of such Indemnifying Party) to assume the defense thereof if it acknowledges in writing to the Indemnified Party that such action or proceeding is covered by the indemnification obligations set forth in this Article VII and, upon any such assumption, shall not be liable to the Indemnified Party for any expenses subsequently incurred by the Indemnified Party in connection therewith; provided, however, that, if after reasonable investigation the Indemnifying Party has a good faith belief that it is not required to indemnify the Indemnified Party for such Third Party Claim, then the Indemnifying Party may withdraw such acknowledgment of liability if such withdrawal is done with sufficient notice such as not to unduly prejudice the Indemnified Party; provided further, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its reasonable discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, at the expense of the Indemnifying Party.  The Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any Third Party Claim and shall make available to the Indemnifying Party and its counsel all records and other materials reasonably required for use in contesting such Third Party Claim.  The Indemnified Party shall have the right to participate at its own expense in the defense of such Third Party Claim.  No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement of any Third Party Claim without the consent of the Indemnified Party (A) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim or (B) if such judgment or settlement would result in the finding or admission of any violation of Law.

Section 6.05                                Exclusive Remedy.  The parties acknowledge and agree that (i) the indemnification provisions of this Article VII shall be the sole and exclusive remedies of the  Purchaser and the Seller/Servicer for any breach of or inaccuracy in any representation or warranty contained in this Agreement and (ii) no breach of any representation or warranty arising out of this Agreement shall give rise to any further indemnification rights or claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise), all of which the parties hereby waive; provided, however, that nothing herein is intended to waive any claims for fraud.

ARTICLE VII

PRE-CLOSING COVENANTS

Section 7.01                                Pre-Closing Covenants.  The Purchaser and the Seller/Servicer agree as follows with respect to the period between the date hereof and the Closing Date:

(a)  General.  The Purchaser and the Seller/Servicer will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including without limitation satisfaction, but not waiver, of the closing conditions set forth in Article IX below).

(b)  Notices and Consents.  The Seller/Servicer will give (and will cause its Affiliates to give) any notices to third parties, and the Seller/Servicer will use its reasonable best efforts (and will cause its Affiliates to use its reasonable best efforts) to obtain any third party consents that the Purchaser reasonably may request. The Purchaser and the Seller/Servicer will (and will cause each of their respective Affiliates to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of any Governmental Entity in connection with the matters referred to in this Agreement.

(c)  Servicing of Contracts.  The Seller/Servicer will service the Contracts in accordance with the Servicing Standard, and the Seller/Servicer has not and will not modify the Servicing Standard so as to decrease the degree of skill and care exercised by the Seller/Servicer below that in effect on the Cut-Off Date.

(d)  Full Access.  The Seller/Servicer will permit (and will cause its Affiliates to permit) representatives of the Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller/Servicer and its Affiliates, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Sold Assets.

(e)  Notice of Developments.  The Seller/Servicer and the Purchaser will give prompt written notice to each other party of any material adverse development causing a breach of any of its own representations and warranties contained in this Agreement. No disclosure by any party pursuant to this Section 8.01(e), however, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(f)  Exclusivity.  The Seller/Servicer will not (and the Seller/Servicer will not cause or permit any of its Affiliates to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of Contracts or any substantial portion thereof, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller/Servicer will notify the Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(g)  Servicing Functionality.  The Seller/Servicer shall take all other commercially reasonable actions as the Purchaser may reasonably request to assist the Backup Servicer or any other successor servicer to establish servicing functionality.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01                                Conditions to Obligation of the Purchaser.  The obligation of the Purchaser to consummate the transactions to be performed by it on the Closing Date is subject to satisfaction of the following conditions:

(a)  the representations and warranties made by Seller/Servicer in this Agreement on the Closing Date must be true and correct;

(b)  all information provided by Seller/Servicer to the Purchaser relating to the Contracts must be true and correct;

Seller/Servicer must have (i) delivered the List of Contracts to the Purchaser and (ii) performed all other covenants and obligations required of Seller/Servicer prior to the Closing Date under this Agreement;

(c)  Seller/Servicer shall have procured all of the third party consents necessary to consummate the transactions contemplated by this Agreement;

(d)  no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Purchaser to own the Sold Assets;

(e)  Seller/Servicer shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified in clauses (a) through (e) above is satisfied in all respects;

(f)  all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Seller/Servicer, its Affiliates, and the Purchaser shall have received all other authorizations, consents, and approvals of Governmental Entities  necessary to consummate the transactions contemplated by this Agreement;

(g)  the Bill of Sale, Assumption Agreement and the other Related Documents shall have been duly executed and delivered by the Seller/Servicer;

(h)  the Purchaser shall have received evidence satisfactory to it and its counsel that on or before the Closing Date, UCC-1 financing statements required to be filed on or prior to the Closing Date pursuant to the Related Documents have been filed;

(i)  Mark Creatura and/or Andrews Kurth LLP, counsel to the Seller/Servicer, shall have furnished to the Purchaser their written opinion, as counsel to the Seller/Servicer, addressed to the Purchaser and dated the Closing Date, regarding the due organization of the Seller/Servicer, the due authorization, execution and delivery by, and enforceability against, the Seller/Servicer of this Agreement and the other Related Documents to which it is a party, no breaches, defaults or violations of organizational documents, contracts or law, no consents, and such other matters requested by the Purchaser to be addressed by such counsel, in form and substance reasonably satisfactory to the Purchaser and its counsel;

(j)  Mark Creatura, Esq., counsel to the Seller/Servicer, shall have furnished to the Purchaser his written opinion, as counsel to each of the Seller/Servicer, addressed to the Purchaser and dated the Closing Date, regarding no litigation, in form and substance reasonably satisfactory to the Purchaser and its counsel;

(k)  subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following: trading in securities generally on the New York Stock

Exchange, the American Stock Exchange or the over-the-counter market shall have been suspended or limited, or minimum prices shall have been established on either of such exchanges or such market by the Securities and Exchange Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, or trading in securities of Seller/Servicer on any exchange or in the over-the-counter market shall have been suspended or a general moratorium on commercial banking activities shall have been declared by federal or New York state authorities or an outbreak or escalation of hostilities or a declaration by the United States of a national emergency or war or such a material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) as to make it, in the judgment of the Purchaser, impracticable or inadvisable to proceed with the transaction set forth herein;

(l)  the Seller/Servicer and any other Affiliate that appears as a secured party on any Contract shall execute and deliver a Power of Attorney, substantially in the form of Exhibit E hereto;

(m)  the Seller/Servicer or its Affiliate shall deliver all of the closing items set forth on the Closing Checklist as annexed hereto as Schedule G;

(n)  the Seller/Servicer shall deliver to the Purchaser or its designee the Image File;

(o)  the Seller/Servicer shall deliver to the Custodian the Custodial File for each of the Contract set forth on the List of Contracts;

(p)  the Seller/Servicer shall retain possession of the Servicing File for each of the Contract set forth on the List of Contracts for the benefit of the Indenture Trustee; and

(q)  all corporate and legal matters relating to this Agreement must have been addressed in a manner reasonably satisfactory to the Purchaser, and all related documents reasonably requested of Seller/Servicer by the Purchaser must have been received.

Section 8.02                                Conditions to Obligation of the Seller/Servicer.  The obligation of the Seller/Servicer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)  the representations and warranties made by the Purchaser in this Agreement on the Closing Date must be true and correct;

(b)  the Purchaser must have paid the Aggregate Purchase Price due on the Closing Date; and

(c)  all corporate and legal matters relating to this Agreement must have been addressed in a manner reasonably satisfactory to Seller/Servicer, and all related documents reasonably requested of the Purchaser by Seller/Servicer must have been received.

Termination of Agreement.  Either party may terminate this Agreement by giving reasonable notice to the other party and receiving the prior written consent of the Investor Representative.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01                                Amendment.  This Agreement may be amended from time to time by a written amendment duly executed and delivered by the parties hereto.

Section 9.02                                Successors and Assigns.  No party can assign any interest in this Agreement, except that (a) Purchaser may assign its interest in this Agreement to the Issuer under the Transfer and Servicing Agreement and (b) any party may assign its interest in this Agreement to any other Person if (i) at least 10 days prior to the assignment, notice is given to the other party and the Investor Representative, and (ii) each of the other party and the Investor Representative gives its prior written approval to the assignment.

Section 9.03                                No Waivers; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Purchaser or the Seller/Servicer, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

Section 9.04                                Notices.  All notices and other communications under this Agreement must be in writing and shall be deemed to have been duly given if personally delivered via overnight or courier service, (a) in the case of Seller/Servicer, to Consumer Portfolio Services, Inc., 16355 Laguna Canyon Road, Irvine, CA 92618, Attention:  Mark Creatura, (b) in the case of Purchaser, to CALT SPE, LLC, c/o Consumer Portfolio Services, Inc., 16355 Laguna Canyon Road, Irvine, CA 92618, Attention:  Mark Creatura, with a copy to the Investor Representative at CIGPF I Corp., Attn:  Ari Rosenberg, 390 Greenwich Street, New York, NY 10103, Tel: (212) 723-1041.  Any of these entities may designate a different address in a notice to the others under this Section 10.04.

Section 9.05                                 Headings and Cross-references.  The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References in this Agreement to Section names or numbers are to such sections of this Agreement unless otherwise specified.

Section 9.06                                Governing Law.  THIS AGREEMENT AND THE BILL OF SALE SHALL BE CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW, THAT WOULD RESULT IN APPLICATION OF LAWS OTHER THAN NEW YORK, AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE

DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 9.07                                Counterparts.  This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by facsimile or by electronic means shall be equally effective as the delivery of an originally executed counterpart.

Section 9.08                                Merger and Integration.  Except as specifically stated otherwise herein, this Agreement and the other Related Documents set forth the entire understanding of the parties hereto relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement.  This Agreement may not be modified, amended, waived or supplemented except as provided herein.

Section 9.09                                Schedules, Exhibits and Annexes.  The schedules, exhibits and annexes attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 9.10                                General Interpretive Principles.  For purposes of this Agreement except as otherwise expressly provided or unless the context otherwise requires:

(a)  the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the Closing Date;

(c)  references herein to “Articles”, “Sections”, “Subsections”, “paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, paragraphs and other subdivisions of this Agreement;

(d)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

(e)  the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f)  the term “include” or “including” shall mean without limitation by reason of enumeration.

Section 9.11                                UCC References.  References in this Agreement to any section of the UCC shall mean, on or after the effective date of adoption of any revision to the UCC in the applicable jurisdiction, such revised or successor section thereto.

Costs and Expenses.  Each of the Purchaser and the Seller/Servicer will pay all reasonable expenses incident to the performance of their respective obligations under this Agreement and any of the Related Documents, including fees and expenses of counsel in connection with the enforcement of any of their respective obligations hereunder.

Section 9.12                                Publicity and Reports.  None of the parties to this Agreement shall issue any press release, publicity statement or other public notice (including, without limitation, any “tombstone”) of any kind relating to the transactions contemplated by this Agreement unless such publicity has been approved by the other parties, except that no party to this Agreement be precluded from (i) making or giving such notices in good faith as may be required by Law (provided that such party shall consult with the other parties as to the content of such notice) and (ii) disclosing the existence of the transaction set forth in this Agreement, but not the financial terms thereof.

Section 9.13                                No Third Party Beneficiaries.  This Agreement benefits and is binding on the parties and their respective successors and permitted assigns.  Each of Seller/Servicer and Purchaser agree and acknowledge that each of the Issuer and the Indenture Trustee is a third-party beneficiary of this Agreement.

Section 9.14                                Effect of Termination.  No termination or rejection or failure to assume the executory obligations of this Agreement in the bankruptcy of the Seller/Servicer shall be deemed to impair or affect the obligations pertaining to any executed conveyance or executed obligations, including without limitation breaches of representations and warranties by the Seller/Servicer occurring prior to the date of such termination.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

CONSUMER PORTFOLIO SERVICES, INC.,

as the Seller/Servicer

By:           /s/ Robert E. Riedl
Name:  Robert E. Riedl
Title:    Sr. V.P.

CALT SPE, LLC,

as the Purchaser

By:           /s/ Jeff Fritz
Name:  Jeff Fritz
Title:    V.P. & CFO